Exhibit 99.1

Delcath Prices Underwritten Public Offering of Common Stock and Warrants

NEW YORK, Sept. 30, 2016 /PRNewswire/ — Delcath Systems, Inc. (DCTH) (the “Company”), an interventional oncology company focused on treatments for primary and metastatic liver cancers, today announced the pricing of an underwritten public offering of 425,000 shares of its common stock at a price of $3.00 per share, for gross proceeds of $1,275,000. Investors will also receive 0.35 warrants to purchase an additional share of common stock at an initial exercise price of $3.00 per share, with a term of five years. The offering is expected to close on October 5, 2016, subject to customary closing conditions.

Roth Capital Partners is acting as sole manager for the offering.

The Company intends to use the net proceeds from the offering (including any resulting from the exercise of the warrants, if any) for general corporate purposes, including, but not limited to, funding of its clinical trials, commercialization of its products, obtaining regulatory approvals, research, capital expenditures and working capital.

The shares and warrants described above are being offered by Delcath pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About Delcath

Delcath Systems, Inc. is an interventional oncology Company focused on the treatment of primary and metastatic liver cancers. Our investigational product—Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) —is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. We have commenced a global Phase 3 FOCUS clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) and a global Phase 2 clinical trial in Europe and the U.S. to investigate the Melphalan/HDS system for the treatment of primary liver cancer (HCC) and intrahepatic cholangiocarcinoma (ICC). Melphalan/HDS has not been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. In Europe, our system has been commercially available since 2012 under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT), where it has been used at major medical centers to treat a wide range of cancers of the liver.

Safe Harbor / Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials including without limitation the OM, HCC ,and ICC clinical trial programs, timely enrollment and treatment of patients in the global Phase 3 FOCUS Clinical Trial for Patients with Hepatic Dominant Ocular Melanoma and the global Phase 2 HCC and ICC clinical trials, IRB or ethics committee clearance of the Phase 2 HCC/ICC and/or Phase 3 OM protocols from participating sites and the timing of site activation and subject enrollment in each trial, the impact, if any, of publication of the Phase 3 trial manuscript to support the Company’s efforts,the impact of the presentations at major medical conferences and future clinical results consistent with the data presented, the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe, the Company’s ability to successfully commercialize the CHEMOSAT/Melphalan HDS system and the potential of the CHEMOSAT/Melphalan HDS system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets, the Company’s ability to satisfy the remaining requirements of the FDA’s Complete Response Letter and provide the same in a timely manner, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, our ability to maintain NASDAQ listing, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.